Exhibit 10.2

2005 Management Bonus Program

The 2005 Management Bonus Program, approved by the Compensation Committee and Board of Directors of Tessera Technologies, Inc. on March 24, 2005, provides for an incentive cash bonus target, and a maximum cash bonus amount, equal to a percentage of each executive officer’s base salary as follows:

Title	Target Percentage	Maximum Percentage
Chief Executive Officer	50%	100%
Senior Vice Presidents (other than Chief Technical Officer)	35%	50%
Chief Technical Officer	25%	35%
Vice President, Finance	25%	35%

Bonuses under the 2005 Management Bonus Program are based on corporate performance objectives, including objectives relating to revenue and profit targets, as well as corporate strategic objectives, and in the case of executives other than the Chief Executive Officer, certain individual or group performance objectives in addition to the corporate objectives. Under the 2005 Management Bonus Program, after the completion of the 2005 fiscal year, each executive will be eligible for a bonus that will be equal to an amount ranging from 0% to the above-stated maximum percentage of base salary, based on the achievement of these criteria as assessed by the Compensation Committee.